Exhibit 10.11

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

SECOND AMENDED AND RESTATED LICENSE AGREEMENT

This SECOND AMENDED AND RESTATED LICENSE AGREEMENT (the “Agreement”) is executed as of 20th day of December, 2010 (the “Effective Date”) by and between PORTOLA PHARMACEUTICALS, INC., having its principal place of business at 270 East Grand Avenue, Suite 22, South San Francisco, CA, 94080, United States (hereinafter referred to as “Portola”) and ASTELLAS PHARMA INC., having its principal place of business at 3-11, Nihonbashi-Honcho 2-chome, Chuo-ku, Tokyo 103-8411, Japan (hereinafter referred to as “Astellas”). References to either party in this Agreement shall be deemed to include all Affiliates (hereinafter defined) of such party.

W1TNESSETH THAT:

Whereas, Astellas has invented and developed certain Syk (Spleen Tyrosine Kinase) inhibitory compounds and is the owner of the Patents (hereinafter defined) covering such Syk inhibitory compounds and the Know-How (hereinafter defined) related thereto.

Whereas, Portola and Astellas have entered into the mutual confidentiality agreement dated as of [*] (hereinafter referred to as “Confidentiality Agreement”), and a material transfer agreement dated as of [*] (hereinafter referred to as “Material Transfer Agreement”), and have disclosed their own confidential information regarding such compounds.

Whereas, Portola and Astellas have entered into the License and Collaboration Agreement dated May 13, 2005 (hereinafter referred to as the “Original Effective Date”) as amended on November 30, 2007 and as amended and restated on March 16, 2009 (hereinafter collectively referred to as the “Original Agreement”), which agreement the parties now wish to amend and restate in its entirety with this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants of the parties herein contained, the parties hereto agree as follows:

1.	DEFINITIONS

The capitalized terms as used herein shall have the following meanings, and unless otherwise expressly set forth herein, the singular shall include the plural and vice versa.

1.1	“2009 Field” shall mean the use for the treatment of any human disease or condition within the Field but outside the Original Field and the 2010 Field.

1.2	“2010 Field” means (i) [*] other than [*], and [*], (ii) [*] in [*], (iii) [*] disease, (iv) [*] and (v) [*].

1.3	“Affiliate” shall mean, except as provided below, with respect to a party, an entity that, directly or indirectly, through one (1) or more intermediaries, controls, is controlled by or is under common control with such party. As used in this definition of “Affiliate”, the term “control” shall mean direct or indirect ownership of more than fifty percent (50%) of the shares of the subject entity entitled to vote in the election of directors (or, in the case of an entity that is not a corporation, for the election of the corresponding managing authority).

1.4	“Astellas Compound” shall mean any compound [*].

1.5	“Astellas [*] Compound” shall mean any Astellas Compound that (1) [*] or [*] of a [*], either [*] or [*] and (2) is [*] for [*] for [*] in a [*] assay measured by [*] and [*].

1.6	“Control” shall mean, in the context of information, data and intellectual property, ownership or possession of the ability to grant access, license or sublicense, as provided for herein, in any case without violating the terms of any agreement or other arrangement with any third party.

1.7	“Europe” shall mean all of the following countries: Albania, Andorra, Armenia, Austria, Azerbaijan, Belarus, Belgium, Bosnia and Herzegovina, Bulgaria, Croatia, Cyprus, Czech, Denmark, Estonia, Finland, France, Georgia, Germany, Greece, Hungary, Iceland, Italy, Ireland, Kazakhstan, Kyrgyz, Latvia, Liechtenstein, Lithuania, Luxembourg, Macedonia, Malta, Monaco, Moldova, Netherlands, Norway, Poland, Portugal, Romania, Russia, San Marino, Serbia and Montenegro, Slovak, Slovenia, Spain, Sweden, Switzerland, Tajikistan, Turkey, Turkmenistan, Ukraine, United Kingdom, Uzbekistan, Vatican City.

1.8	“Field” shall mean the use for the treatment, prevention or amelioration of any human disease or condition.

1.9	“Know-How” shall mean scientific, medical and/or technical data and information provided by Astellas to Portola under the Confidentiality Agreement or [*] under the Material Transfer Agreement and those further provided by Astellas under the Original Agreement or this Agreement relating to Astellas’ research activities on the Licensed Compounds, including without limitation samples of the Astellas Compounds, all of which are currently in the Control of Astellas.

1.10	“Launch Date” shall mean the date on which a Licensed Product is first shipped by Portola, Astellas or any of its sublicensees in commercial quantities from its distribution centers for commercial sale to any third party in the Territory.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.11	“Licensed Compound” shall mean an Astellas Compound or an Other Syk Compound.

1.12	“Licensed Product” shall mean any finished dosage form of a pharmaceutical product which contains any Licensed Compound.

1.13	“NDA” shall mean any application seeking Regulatory Approval of any Licensed Product in any country in the Territory submitted to the appropriate Regulatory Authorities.

1.14	“Net Sales” shall mean, with respect to any Licensed Product, the invoiced sales price of such Licensed Product billed by a party or its sublicensees, to its customers in the Territory who are not sublicensees of such party, less (to the extent included in the invoiced sales price or otherwise demonstrated with certain documentation) the following deductions from such sales (calculated in accordance with generally accepted accounting principles):

(a)	cash, trade and quantity discounts and other allowances, if any, allowed to and taken by the purchaser,

(b)	sales, use, value-added and other taxes or duties or other governmental charges to be imposed on the sales of such Licensed Product,

(c)	amounts actually repaid or credited by reason of rejections, defects, recalls or returns or retroactive price reductions, and

(d)	rebates actually given pursuant to agreements or applicable law (including Medicaid, Medicare and similar federal and state programs and other government programs).

Net Sales excludes any amounts billed by a party or its sublicensees for any Licensed Products used in clinical trials or for research purposes.

If either party sells any Licensed Product that includes an active ingredient other than a Licensed Compound or a delivery device, then the parties shall agree upon a reasonable adjustment to this definition to reflect the relative contribution of value of the Licensed Compound and such other active ingredient or device.

1.15	“North America” shall mean Canada, United States of America and Mexico.

1.16	“Original Field” shall mean the use for the [*] of [*] diseases, including but not limited to [*] and the [*] of [*] diseases, excluding [*], and [*]. The parties set

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

forth in Exhibit B an exemplary list of certain indications included within the Original Field.

1.17	“Other Syk Compound” shall mean any compound that: (a) is [*] or [*] or [*]; (b) is not an Astellas Compound; (c) [*] or [*] of [*] Syk; and (d) [*] or [*] during the term of this Agreement.

1.18	“Other Territory” shall mean countries outside North America and Europe.

1.19	“Patents” shall mean [*] Patents and [*] Patents.

1.20	“Phase III Trial” shall mean one or more clinical trails on sufficient number of patients, which trial(s) are designated to (a) establish that a drug is safe and efficacious for its intended use; (b) define warning, precautions and adverse reactions that are associated with the drug in the dosage range to be prescribed; and (c) support approval of the Regulatory Approval for such drug. For clarity, a Phase Ill Trial shall also include any other human clinical trial intended as a pivotal trial for filing a Regulatory Approval and the initiation of a Phase Ill Trial in patients shall mean the first dosing of the first patient to be dosed pursuant to the protocol for such Phase III Trial.

1.21	“Regulatory Approval” shall mean any and all approvals, licenses, registrations, or authorizations of any Regulatory Authority necessary for the manufacture, distribution, use, storage, import, export, transport, promotion, marketing and sale of a Licensed Compound or a Licensed Product in a country or jurisdiction.

1.22	“Regulatory Authority” shall mean any federal, national, multinational, state, provincial or local regulatory agency, department, bureau, commission, council, court, tribunal, arbitrator, official or other instrumentality of a governmental entity in any country in the Territory.

1.23	“Results” shall mean all results, including but not limited to any discovery, invention, data and information obtained, generated, discovered or invented by or on behalf of a party (either alone or jointly with the other party) in the course of its discovery, research, development, manufacture and commercialization activities relating to the Licensed Compounds and the Licensed Products, during the term of this Agreement. Results shall include, but not be limited to, any discovery or invention arising out of, the studies conducted by Portola under the Material Transfer Agreement.

1.24	“Territory” shall mean the world.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.25	“Sublicense” shall mean a sublicense granted by Portola to a third party or its Affiliate sublicensee(s) to develop and commercialize either (a) Other Syk Compounds and Licensed Products containing Other Syk Compounds and/or (b) Astellas Compounds and Licensed Products containing Astellas Compounds, as applicable, within the Field anywhere in the Territory.

1.26	“Sublicense Revenue” shall mean [*] or [*] or [*] paid by a sublicensee to Portola solely in consideration for the grant by Portola of a Sublicense (with any of the foregoing consideration received by Portola other than in the form of cash to be valued at its fair market value as of the date of receipt); provided, however, that “Sublicense Revenue” shall in any event exclude any upfront license payment, any royalties received by Portola that are calculated as a percentage of such sublicensee’s Net Sales, any profit-sharing payments arising from the commercialization of Licensed Products, any funds paid to reimburse research and/or development costs incurred by Portola, payments for equity or debt securities of Portola (except to the extent such payments exceed the fair market value of such securities upon date of receipt), reasonable payments tied to the provision of goods and/or services by Portola to a sublicensee to compensate Portola for the provision of such goods and/or services, and any similar payments.

1.27	“[*] Patents” shall mean (a) all patents and patent applications (including patents issued thereon) listed in Exhibit Al, (b) all divisions, continuations, continuations-in-part, patents of addition, and substitutions of the patents and patent applications in (a) above, (c) all registrations, reissues, reexaminations or extensions of any kind with respect to any of the patents and patent applications in (a) and (b) above, and (d) all U.S. and non-U.S. counterparts of or to the foregoing.

1.28	“[*] Patents” shall mean (a) all patents and patent applications (including patents issued thereon) listed in Exhibit A2, (b) all divisions, continuations, continuations-in-part, patents of addition, and substitutions of the patents and patent applications in (a) above, (c) all registrations, reissues, reexaminations or extensions of any kind with respect to any of the patents and patent applications in (a) and (b) above, and (d) all U.S. and non-U.S. counterparts of or to the foregoing.

2.	GRANT OF LICENSE

2.1	Except for the rights which Astellas retains pursuant to Section 2.2 and 2.3 below, Astellas hereby grants to Portola an exclusive, worldwide license, with the right to grant Sublicenses, under the Patents and Know-How to utilize the inventions and technology covered by the Patents and Know-How to discover, research, develop, manufacture, use, sell, offer for sale and/or import the Licensed Compounds and Licensed Products within the Field in the Territory.

2.2	Astellas shall retain the right (without the right to [*] or [*] other than [*]) to use certain [*] and [*] to conduct [*] (but not [*]) under the Patents and Know-How.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

2.3	Astellas shall retain the right, [*] or [*], to [*] any [*] in the [*]. If a party [*] in accordance with [*] any [*], such party shall so notify the other party in writing and [*] in such notice. On receipt of such notice: (i) the notifying party may [*] and [*] such [*] in the [*]; and (ii) the other party [*] will [*] or [*] such [*] in the [*], [*] or [*]. As used in this Section 2.3, “[*]” means the [*] defined in [*], and [*] in [*].

2.4	Except as otherwise expressly provided herein, nothing in this Agreement is intended to convey or transfer ownership by Astellas to Portola of any rights, title or interest in the Patents and Know-How. Except as expressly provided herein, nothing in this Agreement will be construed as a license or sublicense by: (a) Astellas to Portola of any patent rights, copyrights, trade secrets or other intellectual property rights Controlled by Astellas; or (b) Portola to Astellas of any patent rights, copyrights, trade secrets or other intellectual property rights Controlled by Portola. All rights not expressly licensed by Astellas are retained by Astellas, and all rights not expressly licensed by Portola are retained by Portola.

3.	DISCOVERY, RESEARCH AND DEVELOPMENT

3.1	Portola shall use commercially reasonable efforts to discover, research and develop the Licensed Compounds and the Licensed Products within the Field in the Territory.

3.2	Within [*] after the end of each [*], Portola shall deliver to Astellas a written report on the progress of the discovery, research and development activities hereunder.

3.3	In the event Portola intends to [*] and/or [*] (as evidenced by [*], or [*]), other than to [*] or other [*] (the “[*]”), Portola shall [*] for [*] with such [*], provided that: (a) Portola shall at all times reserve the right to [*] such [*] and to [*] such [*] with respect to [*] without [*]; and (b) Portola shall at no time be required to [*] any [*], including [*] and the [*] for such [*].

4.	MILESTONE AND ROYALTY PAYMENT

4.1	In consideration for the rights and licenses granted by Astellas to Portola herein, Portola shall make the following milestone payments (the “Milestones”) to Astellas, subject to any available credits under Section 4.2:

(i)	five hundred thousand (500,000) US dollars within ten (10) business days of the Original Effective Date (which was paid by Portola on May 31, 2005);

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(ii)	five hundred thousand (500,000) US dollars upon the first anniversary of the Original Effective Date (which was paid by Portola on May 15, 2006);

(iii)	one million (1,000,000) US dollars upon the earlier of: (a) [*] after the [*] for a Licensed Product by Portola or its sublicensees; or (b) December 31, 2008 (which was paid by Portola on December 18, 2008);

(iv)	within [*] after the [*] for a Licensed Product [*], the following amount: [*] US dollars for a Licensed Product containing any Astellas Compound, or [*] US dollars for a Licensed Product containing any Other Syk Compound;

(v)	within [*] after the [*] for a Licensed Product [*], the following amount: [*] US dollars for a Licensed Product containing any Astellas Compound, or [*] US dollars for a Licensed Product containing any Other Syk Compound;

(vi)	within [*] after the [*] Licensed Product [*] by Portola or its sublicensees [*], the following amount: [*] US dollars for a Licensed Product containing any Astellas Compound, or [*] US dollars for a Licensed Product containing any Other Syk Compound.

(vii)	Within [*] after the [*] for a Licensed Product [*], the following amount: [*] US dollars for a Licensed Product containing any Astellas Compound, or [*] US dollars for a Licensed Product containing any Other Syk Compound;

(viii)	Within [*] after the [*] for a Licensed Product [*], the following amount: [*] US dollars for a Licensed Product containing any Astellas Compound, or [*] US dollars for a Licensed Product containing any Other Syk Compound;

(ix)	Within [*] after the [*] for a Licensed Product [*], the following amount: [*] US dollars for a Licensed Product containing any Astellas Compound, or [*] US dollars for a Licensed Product containing any Other Syk Compound;

(x)	Within [*] after the [*] for a Licensed Product [*], the following amount: [*] US dollars for a Licensed Product containing any

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Astellas Compound, or [*] US dollars for a Licensed Product containing any Other Syk Compound;

(xi)	Within [*] after the [*] Licensed Product [*] by Portola or its sublicensees [*], the following amount: [*] US dollars for a Licensed Product containing any Astellas Compound, or [*] US dollars for a Licensed Product containing any Other Syk Compound;

(xii)	within [*] after the [*] for a Licensed Product [*], the following amount: [*] US dollars for a Licensed Product containing any Astellas Compound, or [*] US dollars for a Licensed Product containing any Other Syk Compound;

(xiii)	within [*] after the [*] for a Licensed Product [*], the following amount: [*] US dollars for a Licensed Product containing any Astellas Compound, or [*] US dollars for a Licensed Product containing any Other Syk Compound;

(xiv)	Within [*] after the [*] for a Licensed Product [*], the following amount: [*] US dollars for a Licensed Product containing any Astellas Compound, or [*] US dollars for a Licensed Product containing any Other Syk Compound;

(xv)	within [*] after the [*] for a Licensed Product [*], the following amount: [*] US dollars for a Licensed Product containing any Astellas Compound, or [*] US dollars for a Licensed Product containing any Other Syk Compound;

(xvi)	Within [*] after the [*] for a Licensed Product [*], the following amount: [*] US dollars for a Licensed Product containing any Astellas Compound, or [*] US dollars for a Licensed Product containing any Other Syk Compound;

(xvii)	Within [*] after the [*] for a Licensed Product [*], the following amount: [*] US dollars for a Licensed Product containing any Astellas Compound, or [*] US dollars for a Licensed Product containing any Other Syk Compound;

(xviii)	within [*] after the [*] for a Licensed Product [*], the following amount: [*] US dollars for a Licensed Product containing any Astellas Compound, or [*] US dollars for a Licensed Product containing any Other Syk Compound;

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(xix)	within [*] after the [*] for a Licensed Product [*], the following amount: [*] US dollars for a Licensed Product containing any Astellas Compound or [*] US dollars for a Licensed Product containing any Other Syk Compound;

(xx)	within [*] after the [*] for a Licensed Product [*], the following amount: [*] US dollars for a Licensed Product containing any Astellas Compound or [*] US dollars for a Licensed Product containing any Other Syk Compound;

(xxi)	within [*] after the [*] for a Licensed Product [*], the following amount: [*] US dollars for a Licensed Product containing any Astellas Compound, or [*] for a Licensed Product containing any Other Syk Compound;

(xxii)	within [*] after the [*] for a Licensed Product [*], the following amount: [*] US dollars for a Licensed Product containing any Astellas Compound or [*] US dollars for a Licensed Product containing any Other Syk Compound;

(xxiii)	within [*] after the [*] for a Licensed Product [*], the following amount: [*] US dollars for a Licensed Product containing any Astellas Compound or [*] US dollars for a Licensed Product containing any Other Syk Compound; and

(xxiv)	within [*] after the [*], the following amount: [*] US dollars for a Licensed Product containing any Astellas Compound, or [*] US dollars for a Licensed Product containing any Other Syk Compound.

Milestones due under [*] shall be paid [*]. Each of milestones [*] shall be paid [*], upon [*].

4.2	In consideration for the rights and licenses granted by Astellas to Portola herein, Portola shall make the following royalties (collectively, the “Sublicense Royalty”) to Astellas:

(i)	twenty percent (20%) of any [*] payment received by Portola from a third party or its Affiliate sublicensee(s) in consideration for the grant by Portola of a Sublicense; and

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(ii)	twenty percent (20%) of any [*] that is received by Portola from a third party or its Affiliate sublicensee(s) in consideration of a Sublicense solely with respect to [*]; and

(iii)	[*] of [*] that is received by Portola from a third party or its Affiliate sublicensee(s) in consideration of a Sublicense solely with respect to [*].

For the avoidance of doubt, the royalties [*] that are paid to Astellas by Portola pursuant to Sections 4.2(ii) and 4.2(iii) above shall be solely with respect to [*] and [*], as applicable. If a Sublicense grants a third party or Affiliate sublicensee rights to [*] both [*] and [*], then the [*] received by Portola in consideration of such Sublicense shall be allocated to each [*] and/or [*], as applicable, that is the subject of such Sublicense, with any [*] to be allocated on the basis of [*] that [*].

The Sublicense Royalty received by Astellas may be [*] that [*] pursuant to Sections [*] above. In addition, any such [*] any [*] that [*] pursuant to [*].

For clarity, at any point in time, Portola shall pay Astellas [*], on the one hand, or [*] pursuant to Sections [*], on the other hand.

4.3	Portola shall pay to Astellas a royalty on Net Sales made by Portola or its sublicensees in the Territory at a rate of [*] of Net Sales of each Licensed Product containing any Astellas Compound or [*] of Net Sales of each Licensed Product containing any Other Syk Compound.

4.4	If royalties to a third party are paid for the practice of such third party’s intellectual property which is essential and is not reasonably circumvented for the development and commercialization of a Licensed Product (such royalties shall be hereinafter referred to as “Third Party Royalties”), the royalties set forth in Section 4.3 hereof shall be reduced by an amount equal to [*] of any Third Party Royalties on Net Sales of such Licensed Product; provided that in no event shall the royalties payable as set forth above be reduced to less than [*] of the royalties computed under the conditions set forth in Section 4.3 above. For clarification, the foregoing provision in this Section 4.4 shall not apply to any other royalties payable to a third party for the use of such third party’s intellectual property, including without limitation such third party’s proprietary manufacturing method, proprietary formulation technology and/or trademark.

4.5	All amounts payable hereunder by Portola shall be payable in US dollar to the bank account designated by Astellas. lf any currency conversion shall be required in connection with the royalty payment under Section 4.3 hereof, such conversion shall be made by using the exchange rates at the closing on the last business day of a calendar quarter to which such royalty payment relates as reported in The Wall Street Journal on the following day.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

4.6	Beginning with the first accrual of Net Sales on which a royalty is due hereunder, Portola shall deliver to Astellas a written report on the Net Sales of it and its sublicensees within [*] after the end of each calendar quarter (i.e. the quarterly period ending on 31st March, 30th June, 30th September or 31st December). Such report shall include at least (i) the total of Net Sales during such quarter, with itemization by country and presentation of the Licensed Products sold by it or its sublicensees; (ii) the calculation of royalties on a product-by-product basis; and (iii) the total royalties so calculated and due to Astellas. Simultaneously with the delivery of each such report, Portola shall make payment to Astellas the total royalties for the period of such report. If no royalties are due, Portola shall so report.

4.7	Late payments shall be subject to an interest charge of [*], or maximum rate permitted by law, whichever is lower.

4.8	If laws or regulations require withholding by a party of any taxes imposed upon the other party on account of any royalties or milestone payments paid under this Agreement, such taxes shall be deducted by the party who makes the payment from such payment and shall be paid by the party to the proper taxing authorities. Official receipts of payment of any withholding tax shall be secured and sent to the other party as evidence of such payment. The parties will exercise their commercially reasonable efforts to ensure that any withholding taxes imposed are reduced as far as possible under the provisions of any applicable tax treaty.

4.9	Portola shall, and shall cause its sublicensees to keep complete and accurate records of Net Sales in sufficient detail to enable the amounts payable under this Article 4 to be determined. Upon Astellas’s written request, Portola shall, and shall cause its sublicensees to, permit an independent accountant of Astellas, who is reasonably acceptable to it or its sublicensees as the case may be, to examine such records no more frequently than [*] during the [*] period after the calendar quarter to which they pertain, during its or its sublicensee’s regular business hours, to the extent necessary to verify any report required under this Agreement, provided that such examination shall in no event be repeated on any particular record. The fees and expenses of said independent accountant performing such examination shall be borne by the party requesting such examination (“Auditing Party”). However, if an error in the amount in the payment report is discovered resulting in an underpayment of more than [*], then the party who was so audited (“Audited Party”) shall pay to the Auditing Party (i) the reasonable fees and expenses arising from the examination of such independent accountant and (ii) any amount due and unpaid, together with interest on such amount at a rate equivalent to [*] from the date such amount was originally due, or at the maximum rate permitted by law, whichever is lower. The Auditing Party shall cause the report of such accountant to be limited to a certificate verifying any report made or payment submitted by the Audited Party during such period but may include, in the event the accountant shall be unable to verify the correctness of any such payment, information relating to why such payment is unverifiable. The Auditing Party shall cause such accountant to keep confidential all the information obtained in the course of such examination.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

5.	RESULTS

5.1	Any Results generated, discovered or invented solely by a party’s employees (“Sole Inventions”) shall be owned solely by such party and any Results generated, discovered or invented jointly by employees of both parties (“Joint Invention”) shall be owned jointly by the parties.

5.2	All intellectual property covering any Sole invention shall be owned by the party which owns such Sole Invention, and such party shall own the entire right, title and interest in and to any and all of such intellectual property. In the event that a party files patent applications covering its Sole Invention, the party shall notify the other party upon filing. [*] shall not be obligated to disclose [*] patentable Sole Invention [*] under Section [*] before [*] such Sole Invention [*]. All intellectual property covering any Joint Invention shall be owned jointly by the parties. [*] shall be responsible for filing, prosecution and maintenance of the patent applications covering Joint Invention in consultation with [*]. [*] shall promptly provide [*] with copies of such filings and subsequent prosecution papers. The costs of filing, prosecuting and maintaining patent applications and patents covering jointly owned Results will be [*]. [*] shall not [*] or [*] or [*] the [*] any [*] by the [*] of the [*].

5.3	Each party shall provide the other party with any manuscript pertaining to any Results of [*] and any abstract pertaining to any Results of a Licensed Compound [*], before submission for publication or disclosure.

6.	CONFIDENTIAL INFORMATION

6.1	Each party hereto shall not disclose, without the prior written consent of the other party any and all information acquired from or disclosed by the other party hereto, including without limitation to all Results and the intellectual property thereto (“Confidential Information”), to any third party, nor shall it use the Confidential Information disclosed to it except for the purposes of this Agreement. Notwithstanding the foregoing, each party agrees to disclose the Confidential Information to its employees, its sublicensees and/or its outside contractors only on a need-to-know basis and agrees that such persons and entities shall be bound and obligated by substantially similar provisions of confidentiality and restrictions on use as those provided herein. The obligations of the confidentiality set forth in this Article 6 shall survive this Agreement for a period of [*] following any expiration or termination of this Agreement. Upon expiration or termination of the Agreement, each party shall return all tangible Confidential information received from the other party, provided, however, such party may retain one copy thereof only for archival purpose and for the purpose of defending against any claims arising in connection with this Agreement or a breach thereof.

6.2	The obligations set forth in Section 6.1 above shall not apply to any information:

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(a)	which at the time of acquisition or disclosure of such information is in the public domain; or

(b)	which after the acquisition or disclosure of such information, becomes part of the public domain, by publication or otherwise, through no fault of the receiving party; or

(c)	which at the time of acquisition or disclosure of such information, is already in the receiving party’s possession, and such possession can be properly demonstrated by the receiving party;

(d)	which is rightfully made available to the receiving party from sources independent of the disclosing party, or

(e)	which is independently developed by the receiving party without any reference to such information.

6.3	The confidentiality obligations contained in this Article 6 shall not restrict the ability of each party to disclose information it receives as required (a) by law, order or regulation of a governmental agency or a court of competent jurisdiction, or (b) by any governmental agency for purposes of obtaining approval to test or market a product, provided in either case that the receiving party shall provide prior written notice thereof to the other party and reasonable opportunity to object to any such disclosure or to request confidential treatment thereof, and shall use reasonable efforts to secure confidential treatment of, or a protective order, for the information so required to be disclosed. Notwithstanding any other provision of this Agreement, each party may: (i) disclose Confidential Information of the other party as necessary to file or prosecute patent application, prosecute or defend litigation, or otherwise establish rights or enforce obligations under this Agreement, or submit regulatory filings, but only to the extent that any such disclosure is necessary, and (ii) disclose Confidential information it receives under this Agreement to its actual or potential investors, acquirors, licensees or sublicensees, or contractors, provided that such disclosure is made under obligations of confidentiality and restrictions on use substantially similar to those provided in this Agreement.

6.4	All public announcements regarding the existence or terms of this Agreement shall be coordinated between Astellas and Portola and shall be made only by written consent of the other party, except as required by law or the applicable rules of a securities exchange. If any such announcement is so required, the party required to make such disclosure shall notify the other party in advance in writing and to disclose only such information or terms as it reasonably deems to be so required.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

7.	PATENTS

7.1	[*] shall have the [*] responsibility for the filing for, prosecution and maintenance of the Patents, provided however that [*] shall keep [*] reasonably informed as to the filing, prosecution and maintenance of such Patents, provided that [*] obligation to inform [*] shall apply with respect to the [*] only for the [*]. Further, to the extent [*] the [*] in the [*] of the [*] in a manner which [*] disagrees, [*] will, at the direction of [*] and at [*] cost, file or cause to be filed a continuation, continuation-in-part, or divisional application directed to the [*] of [*]. In the event [*] elects not to file for, prosecute, or maintain [*], [*] shall inform [*] thereof, and at [*] request shall [*] such [*] with [*] cost [*]. In the event [*] elects not to prosecute or maintain any [*], [*] shall inform [*] thereof, and at [*] request shall [*] such [*] at [*] cost. For the purposes of this Article 8, prosecution and maintenance of Patents shall be deemed to include, without limitation, the conduct of interferences or oppositions, and/or request for re-examinations, reissues, or extensions of the term of the Patents. As to any [*], [*] will take such measure to [*] as agreed to by the parties in writing (including the timing of taking agreed measures), provided however that [*] shall not be liable for any result or consequence of such measure taken.

7.2	With regard to the [*] other than the [*] and the [*] which [*] during the term of this Agreement, [*] shall not [*] or [*] based on the [*] or [*] by [*] or [*].

8.	TERM AND TERMINATION

8.1	This Agreement shall become effective on the Effective Date and shall remain in force on a country-by-country and product-by-product basis until (i) the expiry date of the last-to-expire patent Controlled by Astellas or Portola covering a given Licensed Product in a given country or (ii) tenth anniversary of the Launch Date of such Licensed Product in such country, whichever is later; provided that this Agreement may be terminated partially and prematurely on a country-by-country and product-by-product basis in accordance with Sections 8.2, 8.3, 8.4 and 8.5. Portola’s milestone obligations under Section 4.1, sublicense royalty obligations under Section 4.2, and Net Sales royalty obligations under Section 4.3 shall remain in force on a country-by-country and product-by-product basis until (a) the expiry date of the last-to-expire Patent covering a given Licensed Product in a given country or (b) tenth anniversary of the Launch Date of such Licensed Product in such country, whichever is later.

8.2	Portola shall have the right to terminate this Agreement at will upon sixty (60) days prior written notice to Astellas. In such case, [*] to [*], and [*] or [*], that are [*] and [*] in [*].

8.3

Either party may terminate this Agreement forthwith upon written notice if the other party is in material breach of its obligations hereunder by causes or reasons within its control and responsibility and has not remedied such default within [*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

after it receives a written notice requesting the correction of the default from the other party.

8.4	In the event all major claims of the Patents are invalidated by competent judicial or administrative authorities in the US after its issuance and no measure has been taken to appeal against such invalidation, Portola shall have the right to terminate this Agreement upon written notice to Astellas.

8.5	Either party may terminate this Agreement forthwith upon written notice to the other party if such other party makes an arrangement or composition with its creditors or presents a bankruptcy petition, or if such other party enters into liquidation (whether compulsory or voluntary), or has a receiver appointed for the whole or any part of its assets or undertakings, or has an administrator appointed to manage its affairs, business and property, or if it takes or suffers any similar action in consequence of debt.

8.6	After termination of this Agreement, except for termination by [*] under Sections [*], or for clarity, by [*] under [*], Portola shall immediately take the following measures: (a) [*], with [*] and [*] and [*] (including [*]) [*] and relating to the Licensed Products [*] the Licensed Products [*] the [*], (b) [*] the [*] in [*] or [*] such Licensed Products [*], (c) cease to develop, manufacture, use and sell such Licensed Products [*] except for the right granted to Portola to sell its inventory of the Licensed Products under Section 8.8 and (d) [*] and [*] reasonably requested by Astellas and solely necessary for Astellas [*] to [*] the Licensed Products [*] the [*], provided, however the measures set forth above shall be [*] for [*], including those [*] in the case of termination by [*] or [*] or [*]. Astellas shall [*] of [*] reasonably requested by Astellas pursuant to this Section 8.6(d), including without limitation [*] for such [*].

8.7	After termination of this Agreement, except for termination by [*] or [*], [*] shall [*] and [*] any [*], subject to compliance with the terms and conditions in [*] (unless such termination occurs by reason of [*] under Section [*] or by reason of [*] pursuant to Section [*]), which shall survive termination solely with respect to [*].

8.8

Any expiration or termination of this Agreement, whether wholly or partly, will not relieve either party of any obligation or liability accrued hereunder prior to such expiration or termination, including the obligation to pay applicable fees and royalties. The licenses granted to its sublicensees under this Agreement [*] upon the termination of this Agreement. In the event this Agreement is terminated for any reason, Portola shall provide Astellas with a written report on inventory of all Licensed Products that Portola has in process of manufacture, in use or in stock and Portola shall have the right to sell or otherwise dispose of such Licensed Products, subject to the payment to Astellas of royalties pursuant to Article 4 hereof. In the event this Agreement is terminated, whether wholly or partially, upon Astellas’ request, Portola shall use reasonable efforts to cooperate with

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Astellas [*] with regard to the Licensed Products, including without limitation [*] the Licensed Products, the Licensed Compounds and/or [*].

8.9	Upon expiration of this Agreement, as to a Licensed Product in a country, the license granted to each party hereunder shall become a fully paid-up, perpetual license.

8.10	Unless expressly stated otherwise herein, the obligations and rights of the parties under Articles [*], and Sections [*] and this 8.10, shall survive the termination of this Agreement.

9.	INFRINGEMENT

9.1	Both parties shall promptly notify the other party of any infringement, whether actual or suspected, known to it of any of the Patents by any third party in the Territory and shall provide the other party with any available evidence of such infringement. Portola shall have the first right (itself or through others), at its sole option, to bring any suit to enforce the Patents, and/or to defend any declaratory judgment action, at its own expense, as it may deem necessary or appropriate to terminate or prevent such infringement in the Territory. Astellas shall have the right to participate in any action taken by Portola with counsel of Astellas’ own choice at its own expense. If Portola elects not to bring any suit or to take any action within [*] after written notice from Astellas to do so, Astellas shall have the right to bring any suit or take any action at Astellas’ expense, as Astellas may deem necessary or appropriate to terminate or prevent such infringement. Portola shall have the right to participate in any action taken by Astellas with counsel of Portola’s own choice at its own expense. Each party shall provide all reasonable assistance to the other party at the request and expense of the other party. The [*] or [*] shall [*] any recovery award or settlement payment obtained as a result of its suit or action, after first allowing each party to recover its costs of such suit or action.

9.2	Should either party or its sublicensees, distributors or other customers be sued by a third party charging infringement of patent rights owned or otherwise controlled by such third party with respect to the manufacture, use, distribution or sale of any Licensed Product, such party shall be solely responsible to defend against any such claim, suit, action, or other proceeding, provided however, the other party may, at its sole discretion, cooperate with such party at such party’s cost as such party may reasonably request for such proceeding.

10.	INDEMNIFICATION

10.1

Portola shall indemnify, defend and hold Astellas and its sublicensees, and their respective directors, officers and employees, and the successors and assigns of any of the foregoing (collectively “Astellas Indemnitees”) harmless from and against any and all liabilities, damages, losses, costs and expenses, including without

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

limitation reasonable attorney fees and other expenses of litigation, (any of the foregoing, a “Loss”) suffered or incurred by any Astellas Indemnitee as a result of any claims, actions, suits, demands or proceedings brought by third parties (any of the foregoing a “Claim”) arising from or occurring as a result of (i) the exercise or practice by Portola or its sublicensees of the rights and licenses granted to Portola under this Agreement, (ii) any defect of any Licensed Product or Licensed Compound supplied by Portola or its sublicensees, (iii) Portola’s breach of any warranties, representations, or other obligations under this Agreement, or (iv) any negligence or willful misconduct of Portola or its sublicensees, provided however, if such Loss is caused partially or solely by negligence or willful misconduct of any Astellas Indemnitee or the breach of this Agreement by Astellas, Portola shall not be obligated under this Section 10.1 to the extent that such Loss has resulted therefrom.

10.2	Astellas shall indemnify, defend and hold Portola and its sublicensees and their respective directors, officers and employees, and the successor and assigns of any of the foregoing (collectively “Portola Indemnitees”) harmless from and against any and all Claims arising from or occurring as a result of (i) the exercise or practice by Astellas or its sublicensees of the rights acquired or retained by Astellas under this Agreement, (ii) any defect of the Licensed Products or Licensed Compounds supplied by Astellas or its sublicensees, (iii) Astellas’ breach of any warranties, representations, or other obligations under this Agreement or (iv) any negligence or willful misconduct of Astellas or its sublicensees; provided, however, if such Loss is caused partially or solely by negligence or willful misconduct of any Portola Indemnitee or the breach of this Agreement by Portola, Astellas shall not be obligated under this Section 10.2 to the extent that such Loss has resulted therefrom.

10.3	In the event that either party intends to claim indemnification under this Article 10, it shall promptly notify the other party in writing of such alleged Claim. The indemnifying party shall have the right to control the defense thereof with counsel of its choice; provided, however, that any indemnified party shall have the right to retain its own counsel at its own expense. The indemnified party shall cooperate with the indemnifying party and its legal representatives in the investigation of any Claim or Loss covered by this Article 10. The indemnified party shall not, except at its own cost, voluntarily make any payment or incur any expense with respect to any Claim or related suit without the prior written consent of the indemnifying party, which such party shall not be required to give.

11.	LIABILITY/ INSURANCE

11.1

UNLESS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS NOR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF NON-INFRINGEMENT OF ANY THIRD PARTY INTELLECTUAL PROPERTY RIGHTS OR OTHER RIGHTS, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND VALIDITY WITH RESPECT TO THE

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

PATENTS LICENSED HEREUNDER. NOR DOES A PARTY MAKE ANY WARRANTY AS TO THE RESULTS THAT MAY BE OBTAINED BY THE OTHER PARTY WITH RESPECT TO THE PATENTS LICENSED HEREUNDER. EXCEPT FOR BREACHES OF A PARTY’S OBLIGATIONS UNDER ARTICLE 6, NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, INDIRECT OR PUNITIVE DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. NOTHING IN THIS SECTION 11.1 IS INTENDED TO LIMIT EITHER PARTY’S OBLIGATIONS UNDER ARTICLE 10.

11.2	Each party shall, at its sole cost and expense, obtain and keep in force sufficient comprehensive general liability insurance, including any applicable self-insurance coverage, with bodily injury, death and property damage including contractual liability and product liability coverage. Such insurance cover shall be maintained with reputable and financially secure insurance carriers with an aggregate coverage of not less than [*]. The parties shall promptly after the Effective Date and thereafter, upon request, provide each other with copies of the then current insurance policies and associated documentation.

12.	REPRESENTATIONS AND WARRANTIES

12.1	Mutual Representations and Warranties. As of the Effective Date, each party hereby represents, warrants and covenants (as applicable) to the other party as follows:

(a)	Corporate existence and power: It is a company or corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including, without limitation, the right to transfer the rights granted hereunder;

(b)	Authority and Binding Agreement: As of the Effective Date, (i) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder; and (iii) the Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid and binding obligation of such party that is enforceable against it in accordance with its terms; and

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(c)	No conflict: It has not entered, and shall not enter, into any agreement with any third party that is in conflict with the rights granted to the other party under this Agreement, and has not taken and shall not take any action that would in any way prevent it from granting the rights granted to the other party under this Agreement, or that would otherwise materially conflict with or adversely affect the rights granted to the other party under this Agreement. Its performance and execution of this Agreement does not and will not result in a breach of any other contract to which it is a party.

(d)	No Debarment. In the course of its research, development or manufacture of Licensed Products, to its knowledge and without any undertaking to make such determination, it has not used, and/or during the term of this Agreement will not use in performing any activities pursuant to this Agreement, any employee or consultant who is or has been debarred by the FDA or equivalent regulatory authorities or who is the subject of debarment proceedings by the FDA or equivalent regulatory authorities.

12.2	Astellas Representations. As of the Effective Date, Astellas represents, warrants and covenants to Portola:

(a)	Patents. During the term of this Agreement, Astellas shall not take any actions that materially diminish the rights under Know-How or the [*] Patents. [*], Astellas shall not take any actions that materially diminish the rights of the STATE Patents. For the avoidance of doubt, Astellas’ good faith action in the prosecution and maintenance of the Patents that may result in any rejection of or amendment, restriction, limitation or other change in any claim of the Patents shall not be deemed as an action that materially diminish the rights under the Patents.

(b)	No Liens on Patents. The Patents and Know-how are free and clear of any liens and encumbrances except for any minor liens and encumbrances that arise in the ordinary course of business and that do not materially detract from Astellas’ ability to grant licenses or rights thereunder to Portola as provided herein.

(c)	Third Party Licenses. Astellas has not granted any rights to any third party under the Patents or Know-How that would conflict or interfere with the rights granted to Portola under this Agreement.

(d)	Non-infringement of Third Party Rights. Astellas has no actual knowledge of any patent rights owned or controlled by any third party (other than the Patents) that may be infringed by the manufacture, use or sale of Astellas Compounds.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(e)	Non-Infringement of Patents by Third Parties. Astellas has no actual knowledge of any activities by third parties that would constitute infringement or misappropriation of the Patents, other than those disclosed to Portola prior to the Effective Date.

12.3	No Other Representations. The express representations and warranties stated in this Article 12 are in lieu of all other representations and warranties, express, implied, or statutory, including without limitation, warranties of merchantability, fitness for a particular purpose, non-infringement or non-misappropriation of third party intellectual property rights.

12.4	Material Information on [*]. Astellas has provided Portola with the list of the literature which Astellas has reviewed in its own prior-art search conducted for [*] before national filing in Japan and international filing under PCT thereof. [*], if Astellas becomes aware of any material information that will threaten the patentability, validity, or enforceability of the [*], Astellas shall promptly notify Portola in writing of such material information.

13.	GENERAL

13.1	This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York, other than those provisions concerning conflicts of law.

13.2	All disputes or differences arising between the parties, out of or in connection with this Agreement, whether based on contract, tort, or other legal theory which is not settled shall be finally settled under the Rules of Arbitration of JAMS, under the then-current JAMS Comprehensive Arbitration Rules and Procedures. The arbitration shall be held in [*]. The decisions of the arbitrator(s) shall be final and binding on both parties hereto. Notwithstanding the foregoing, any disputes regarding the scope, validity, enforceability or inventorship of any patents or patent applications shall be submitted for final resolution by a court of competent jurisdiction.

13.3	Each party shall comply with all governmental requests directed to it in connection with this Agreement and will provide all information and assistance necessary to comply with said request, and any material failure to do so shall be considered a material breach of this Agreement.

13.4	It is expressly agreed that Portola and Astellas shall be independent contractors and that the relationship between the parties shall not constitute a partnership or agency of any kind. Neither Portola nor Astellas shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other party, without the prior written consent of the other party.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

13.5	This Agreement may not be assigned by either party without the prior written consent of the other party, except to a party that succeeds to all or substantially all of such party’s business or assets relating to this Agreement whether by sale, merger, operation of law or otherwise; provided that such assignee or transferee promptly agrees in writing to be bound by the terms and conditions of this Agreement. Any attempted assignment not in compliance with this Section 13.5 shall be null and void.

13.6	In the event either party hereto is prevented from or delayed in the performance of any of its obligations hereunder by reason of acts of God, war, strikes, riots, storms, fires, terrorist act, blockade, revolution, civil commotion, public demonstration, sabotage, act of vandalism, prevention from or hindrance in obtaining in any way materials energy or other supplies, explosion, directive, action or requirement of a regulatory or governmental authority governing either party or any other cause whatsoever beyond the reasonable control of the party, the party so prevented or delayed shall be excused from the performance of any such obligation to the extent and during the period of such prevention or delay, provided it uses reasonable efforts to overcome such prevention or delay.

13.7	A waiver, express or implied, by either Portola or Astellas of any right under this Agreement or of any failure to perform or breach hereof by the other party hereto shall not constitute or be deemed to be a waiver of any other right hereunder or of any other failure to perform or breach hereof by such other party, whether of a similar or dissimilar nature thereto. No waiver shall be effective unless made in writing with specific reference to the relevant provision(s) of this Agreement and signed by a duly authorized representative of the party granting the waiver.

13.8	Headings included herein are for convenience only, do not form a part of this Agreement and shall not be used in any way to construe or interpret this Agreement.

13.9	If any provision of this Agreement shall be found by a court to be void, invalid or unenforceable, the same shall be reformed to comply with applicable law or stricken if not so conformable, so as not to affect the validity or enforceability of the remainder of this Agreement.

13.10

This Agreement, including all exhibits hereto, constitutes the entire understanding and agreement between the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, representations, agreements, and understandings, written or oral, that the parties may have reached with respect to the subject matter hereof. For clarity, the Confidentiality Agreement and Material Transfer Agreement shall be superseded by this Agreement, and all “Confidential Information” (as defined in the Confidentiality Agreement and the Material Transfer Agreement) will be deemed to have been disclosed pursuant to this Agreement (and therefore protected under Article 6). For additional clarity, this Agreement amends and restates the Original Agreement. The Original Agreement shall have governed the rights between the parties prior to the Effective Date and

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

this Agreement shall govern the rights between the parties on and after the Effective Date. No agreements altering or supplementing the terms hereof may be made except by means of a written document signed by the duly authorized representatives of each of the parties hereto.

13.11	Any notice given under this Agreement shall be in writing and sent to the respective party at such party’s address as follows:

if to Astellas, to:	Astellas Pharma Inc.
3-11, Nihonbashi-Honcho 2-chome
Chuo-ku, Tokyo 103-8411, Japan
Attention: Vice President
Legal Department
Fax:+81-3-3244-5811

if to Portola, to:	Portola Pharmaceuticals, Inc.
270 East Grand Avenue, Suite 22
South San Francisco, CA 94080
USA.
Attention: Executive Vice President
Fax:+1-650-615-9023

Any notice shall be deemed to have been given (1) when delivered in person, (2) three business days after deposit with an internationally recognized overnight courier service, (3) seven business days after being deposited in the United States or Japanese mail postage prepaid, first class, registered or certified air-mail or (4) the business day on which it is sent and received by facsimile transmission.

13.12	Each of Astellas and Portola acknowledge that their obligations under this Agreement may be performed by their respective Affiliates. Notwithstanding any delegation of obligations under this Agreement by a party to its Affiliate, each party shall remain primarily liable and responsible for the performance of all of its obligations under this Agreement and for causing its Affiliates to act in a manner consistent herewith. Wherever in this Agreement the parties delegate responsibility to their Affiliates or local operating entities, the parties agree that such entities shall not make decisions inconsistent with this Agreement, amend the terms of this Agreement or act contrary to its terms in any way. If this Agreement is assigned by either party to a permitted assignee pursuant to Section 13.5, the license rights granted by such assigning party under this Agreement shall not include any of such permitted assignee’s patents, know-how or other intellectual property rights in existence just prior to the effective date of such assignment.

13.13	This Agreement may be executed in two (2) or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Counterparts may be signed and delivered by facsimile, each of which will be binding when sent.

Signature page follows

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Agreement as of the Effective Date.

Portola Pharmaceuticals, Inc.		Astetlas Pharma Inc.

By:	/s/ William Lis	By:	/s/ Chihiro Yokota
Name:	William Lis	Name:	Chihiro Yokota
Title:	C.E.O.	Title:	Vice President, Licensing & Alliances

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Exhibit A1

[*] Patents

1.	[*] Patent:

Country	Application No (Date)	Patent No (Issued Date)
[*]	[*]	[*]

2.	[*] Patent:

Country	Application No (Date)	Patent No (Issued Date)
[*]	[*]	[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Exhibit A2

[*] Patents

[*] Patent:

Country	Application No (Date)	Patent No (Issued Date)
[*]	[*]	[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Exhibit B

Exemplary List of Indications in the Original Field

[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.